Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 13, 2015, with respect to the consolidated financial statements of nContact Surgical, Inc. and Subsidiaries as of and for the years ended December 31, 2014 and December 31, 2013 contained in this Registration Statement on Form S-3. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Raleigh, NC

June 17, 2016